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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Dec. 21, 2001


                  PRESS CONTACT
                  MaryEllen Hartigan
                  SPSS Inc.
                  1-800-525-4980
                  pr@spss.com




            SPSS INC. ANNOUNCES COMPLETION OF NETGENESIS ACQUISITION


CHICAGO - 12/21/01 - SPSS Inc. (Nasdaq: SPSS), a worldwide provider of analytical technology, today announced completion of the acquisition of NetGenesis Corp. (Nasdaq: NTGX), the leading provider of E-Metrics solutions for Global 2000 companies, in accordance with the terms of an Agreement and Plan of Merger dated as of October 28, 2001. NetGenesis Corp. stockholders have adopted the agreement and plan of merger and have approved of the merger with SPSS Inc. The merger will be effective at the end of the business day on December 21, 2001. The combination of SPSS Inc. and NetGenesis Corp. technology and expertise will deliver the first enterprise analytical CRM solution providing online and offline data analysis with a broad range of predictive analytics.

Under the terms of the agreement and plan of merger, at the close of the merger today, SPSS Inc. will become obligated to issue 0.097 of shares of its common stock for each share of NetGenesis Corp. common stock outstanding. The total number of shares to be issued by SPSS at the closing is approximately 2.4 million. The price of the transaction will be determined at the close of the market today.

ABOUT SPSS INC.
SPSS Inc. (Nasdaq: SPSS) headquartered in Chicago, IL, USA, is a multinational computer software company providing technology that transforms data into insight through the use of predictive analytics and other data mining techniques. The company's solutions and products enable organizations to manage the future by learning from the past, understanding the present, as well as predicting potential problems and opportunities. For more information, visit www.spss.com.


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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED: Certain statements in this press release are forward-looking statements. Such statements can be identified by phrases such as "should be," "planning" and "expects." Such statements also involve known and unknown risks, including market conditions and competition, which may cause the company's actual results, performance, achievements, or industry results, to be materially different than any future results, performance or achievements expressed or implied in or by such forward-looking statements. By way of example and not limitation, known risks and uncertainties include changes in: market conditions, especially in Asia; changes and/or product demand and acceptance; the competitive environment; product release schedules; and currency fluctuations.
In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the company that any future results, performance or achievements will be attained. The company assumes no obligation to update the information contained in this press release. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's periodic reports
(copies of which are available from SPSS upon request).

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